Exhibit 99.1

Sonic Foundry Reports Increased Revenues for Second Quarter 2004

    MADISON, Wis.--(BUSINESS WIRE)--May 11, 2004--

  Company Reports Seventh Consecutive Quarter of Increased Sales and Support Revenue for Mediasite, Its Award-Winning Rich Media Recorder
                         for Web Presentations

    Sonic Foundry(R), Inc. (Nasdaq:SOFO), a leading rich media solutions company, today announced results for the second quarter of its fiscal 2004 year. For the seventh consecutive quarter, Sonic Foundry reported increased sales of Mediasite(TM), its award-winning Web presentation system. The most recent results demonstrate a growing market acceptance and demand for the product since it was first introduced in late 2002.

    Highlights for the second quarter and six-month period include:

    -- A growing installed user base. Mediasite units currently installed now stand at 234 versus 59 one year ago, nearly a four-fold increase year-to-year. Customers, excluding resellers, now number 110 versus 27 a year ago. Additions this quarter include Booz Allen Hamilton, Virginia Tech, the
        University of Florida and Thermo Electron.

    -- Investments in sales, marketing and R&D for future growth. The company has accelerated its sales and marketing efforts by more than doubling its regional sales staff since December and plans to continue hiring regional and internal sales and marketing staff for specific target segments. Mediasite's growing product maturity, increased market awareness and end user demand are driving this investment decision. Year-to-year, Sonic Foundry increased its research and development costs by 17 percent. The company's investments in these areas are due to the delivery of upcoming new product solutions it plans to deliver to the marketplace later this year.

    -- More than a four-times increase in revenues for both the second quarter and first six months. Revenues for the second quarter of fiscal 2004 were $941,000, more than four times the $218,000 reported in the second quarter of fiscal 2003. For the six-month period, revenues were $1.8 million, almost five times the revenues reported for the same period last year of $391,000. Revenues also rose from the first quarter of fiscal 2004, up from $899,000.

    -- A growing contribution to the revenue mix from Mediasite support and service contracts. Contributions from Mediasite service and support revenues also increased for the second quarter and six-month period. For the second quarter, the company recorded $90,000 in Mediasite service plans, up from $26,000 reported for the same period a year ago. Sonic Foundry amortizes its service revenues over the life of its contracts, which helps the company build recurring revenue. At March 31, 2004, it had unamortized service contracts totaling $354,000. The company expects to recognize $100,000 of that revenue in its current third quarter.

    -- Strong gross margin improvement year-to-year. Gross margins improved significantly for the quarter and six-month period. For the second quarter of fiscal 2004, gross margins increased to 54 percent versus 15 percent one year ago. For the six-month period, gross margins showed even greater improvement -- 59 percent versus 12 percent. As expected, gross margins fell from the previous first quarter of fiscal 2004. The reduction is based on a number of forecasted factors, including discounted demonstration units for the company's reseller network and the rollout of units to ASP-based business partners. Both activities are formulated to yield future revenue growth and higher margins by providing customers easier ways to experience the technology first-hand.

    -- Improvements in the bottom line for the second quarter and six-month period. The company's net loss and loss per share improved significantly from the same periods one year ago. The company reported a net loss for the second quarter of fiscal 2004 of $1.3 million, or four cents per share, compared to a loss of $2.1 million, or eight cents per share, for the second quarter period of 2003. For the first six months of 2004, Sonic Foundry reported a loss of $2.4 million, or eight cents per share, versus a loss of $5.5 million, or 20 cents per share, for the first six months of last year. Prior year results also include losses from discontinued operations of $585,000 and $1.8 million for the three- and six-month periods ended March 31, 2003. Compared to the first quarter of fiscal 2004, the company's results were consistent, holding steady at a loss of four cents per share, and in line with company guidance.

    -- A crystallizing vision and focused market-driven approach. Over the course of the last six months, Sonic Foundry has garnered significant market attention and feedback that has helped refine its product development efforts, and sales and marketing approaches. Based on direct customer feedback, the company is launching a series of new offerings later this year based on its next-generation Mediasite technology, its flagship rich media presentation platform. The company also has refined a highly targeted and aggressive marketing and sales campaign, which will help expand on its successes in key enterprise markets.

    "Mediasite is quickly carving a place for itself in the enterprise by fulfilling a critical need and, as a result, is defining a whole new market category around rich media communications," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "In Mediasite, we have built a premium flagship hardware and software system that provides a better, more efficient way to communicate over the Web. Our customers and the market are telling us they like what they see. As a result, we are now engaged in a rapid acceleration of our sales and marketing infrastructure to meet the growing market demand."
    Sonic Foundry will host a conference call today to discuss its second quarter and six-month 2004 results at 10:00 a.m. CDT/11:00 a.m. EDT. It will use Mediasite to Webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com. An archive of the Webcast will be available for 30 days.

    About Sonic Foundry(R), Inc.

    Founded in 1991, Sonic Foundry (Nasdaq:SOFO) is a leading provider of rich media communications technology for the enterprise. The company's patent-pending Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company's Website at www.sonicfoundry.com.

    Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.


                          Sonic Foundry, Inc.
                      Consolidated Balance Sheets
                 (in thousands except for share data)

                                              March 31,  September 30,
                                                2004         2003
                                             ----------- -------------
Assets                                       (unaudited)
Current Assets:
  Cash and cash equivalents                   $   4,043     $  12,623
  Short-term investments                          7,000             -
  Accounts receivable, net of allowances of
   $30 and $40                                      602           508
  Accounts receivable, other                          2           139
  Inventories                                        68           111
  Prepaid expenses and other current assets         419           214
                                               ---------     ---------
      Total current assets                       12,134        13,595
Property and equipment:
  Leasehold improvements                            129           132
  Computer equipment                                853           741
  Furniture and fixtures                            151            96
                                               ---------     ---------
   Total property and equipment                   1,133           969
   Less accumulated depreciation                    490           381
                                               ---------     ---------
     Net property and equipment                     643           588
Other assets:
  Goodwill and other intangibles, net             7,701         7,726
  Capitalized software development costs, net
   of amortization of $648 and $508                 752           892
                                               ---------     ---------
   Total other assets                             8,453         8,618
                                               ---------     ---------
Total assets                                  $  21,230     $  22,801
                                               =========     =========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                            $     696     $   1,065
  Accrued liabilities                               676         1,263
  Unearned revenue                                  354           194
  Current portion of capital lease
   obligations                                       28            48
                                               ---------     ---------
  Total current liabilities                       1,754         2,570

  Deferred rent                                      30            --

Stockholders' equity:
  Preferred stock, $.01 par value, authorized
   5,000,000 shares; none issued and
   outstanding                                       --            --
  5% preferred stock, Series B, voting,
   cumulative,  convertible, $.01 par value
   (liquidation preference at par),
   authorized 10,000,000 shares, none issued
   and outstanding                                   --            --
  Common stock, $.01 par value, authorized
   100,000,000 shares; 29,599,550 and
   28,684,449 issued and 29,529,300 and
   28,614,199 outstanding at March 31, 2004
   and September 30, 2003, respectively             296           287
  Additional paid-in capital                    169,235       168,106
  Accumulated deficit                          (149,891)     (147,532)
  Receivable for common stock issued                (26)         (462)
  Treasury stock, at cost, 70,250 shares           (168)         (168)
                                               ---------     ---------
  Total stockholders' equity                     19,446        20,231
                                               ---------     ---------
Total liabilities and stockholders' equity    $  21,230     $  22,801
                                               =========     =========





                          Sonic Foundry, Inc
                       Statements of Operations
                 (in thousands except for share data)
                              (Unaudited)


                                     Three Months    Six Months Ended
                                    Ended March 31,      March 31,
                                   ----------------- -----------------
                                      2004     2003     2004     2003
                                    -------  -------- -------  -------
Continuing Operations
Revenue:
Product sales                      $   691  $   192  $ 1,294  $   365
Customer support fees                   90       26      156       26
Other                                  160        -      390        -
                                    -------  -------  -------  -------
Total revenue                          941      218    1,840      391
Cost of revenue                        431      186      755      343
                                    -------  -------  -------  -------
Gross margin                           510       32    1,085       48

Operating expenses:
Selling and marketing expenses         798      560    1,546    1,487
General and administrative expenses    644      652    1,325    1,363
Product development expenses           393      336      761      806
                                    -------  -------  -------  -------
   Total operating expense           1,835    1,548    3,632    3,656
                                    -------  -------  -------  -------
Loss from operations                (1,325)  (1,516)  (2,547)  (3,608)
Other income, net                       22       (4)      56        1
                                    -------  -------  -------  -------
Loss from continuing operations     (1,303)  (1,520)  (2,491)  (3,607)

Discontinued operations:
Loss from operations of
 discontinued operations including
 $0 and $89 of income tax benefit
 in the three and six months ended
 March 31, 2003                          -     (585)       -   (1,845)
Gain on disposal of discontinued
 operations                             12        -      132        -
                                    -------  -------  -------  -------
Income (loss) from discontinued
 operations                             12     (585)     132   (1,845)
                                    -------  -------  -------  -------
Net loss                           $(1,291) $(2,105) $(2,359) $(5,452)
                                    =======  =======  =======  =======

Loss per common share:
Continuing operations              $ (0.04) $ (0.05) $ (0.08) $ (0.13)
Discontinued operations              (0.00)   (0.03)   (0.00)   (0.07)
                                    -------  -------  -------  -------
Net loss per common share - basic
 and diluted                       $ (0.04) $ (0.08) $ (0.08) $ (0.20)
                                    =======  =======  =======  =======


    CONTACT: Press Contact:
             Catapult PR-IR
             Terri Douglas, 303-581-7760, ext. 18
             tdouglas@catapultpr-ir.com
             or
             Investor Contact:
             Strategic Growth International, Inc.
             Rob Schatz, 212-838-1444
             rob@sgi-ir.com